Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 28, 2023 with respect to the financial statements of Smith Douglas Homes Corp., in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-274379) and the related Prospectus of Smith Douglas Homes Corp. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Atlanta, Georgia
January 3, 2024